As filed with the Securities and Exchange Commission on November 26, 2003
Registration No. 333-[__________]

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KNIGHT-RIDDER, INC.
 (Exact name of Registrant as specified in its charter)

Florida	38-0723657
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 West San Fernando Street
San Jose, CA 95113-2413
 (Address of principal executive offices)

COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
 (Full title of the Plan)

Gordon Yamate, Esq.
Vice President and General Counsel
Knight-Ridder, Inc.
50 West San Fernando Street
San Jose, CA 95113-2413
(408) 938-7700
 (Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $.02 1/12 per share (3)	200,000 shares	$72.34	$14,468,000	$1,170.46

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price were calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, on the basis of $72.34 per share, which is the average of the high and low prices of the Common Stock on the New York Stock Exchange on November 21, 2003.

(3)	Each share of Common Stock includes Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

*     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

                 Knight-Ridder, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

                 (a)     the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002;

                 (b)     all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 29, 2002; and

                 (c)     the description of the Registrant’s Common Stock and Preferred Stock Purchase Rights contained in the Registrant’s registration statements, including any subsequent amendment or report filed for the purpose of updating such description.

                 All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

                 Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.     Description of Securities.

                 Not applicable.

Item 5.     Interests of Named Experts and Counsel.

                 The legality of the securities offered hereby has been passed on for the Registrant by Gordon Yamate.  Mr. Yamate is Vice President and General Counsel of the Registrant, and as of November 24, 2003, beneficially owned 93,566.98 shares of the Registrant’s Common Stock, which includes 85,000 shares which may be acquired within 60 days upon the exercise of options.

Item 6.     Indemnification of Directors and Officers.

                 Under Section 607.0850 of the Florida Business Corporation Act, a corporation is in certain circumstances permitted, and in other circumstances may be required, to indemnify its directors and officers against certain expenses (including counsel fees) and other amounts paid in connection with certain threatened, pending or completed civil or criminal actions, suits or proceedings (including certain civil actions and suits which may be instituted by or in right of the corporation), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors or officers of a corporation.  Such section also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability, subject to certain exclusions, which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation, or which may arise out of their status as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liability under the provisions of such Section.

                 Under Article VII of the Registrant’s By-Laws, the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the laws of Florida as from time to time in effect against certain expenses (including counsel fees), judgments, fines and other sums paid in connection with the defense or settlement of threatened, pending or completed civil or criminal actions, suits or proceedings (including certain civil actions and suits which may be instituted by or in the right of the Registrant), to which such persons are parties or are otherwise involved in, by reason of the fact that such persons were or are directors or officers of the Registrant.  For the complete text of Article VII of the Registrant’s By-Laws, reference is made to Exhibit 3.2 of the Registrant’s Form 10-K, filed with the Commission on March 5, 2003 (File No. 001-07553), which exhibit is incorporated herein by reference.

                 The Registrant maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, the premiums for which are paid by the Registrant.  The effect of these insurance policies is to indemnify any director or officer of the Registrant against expenses, judgments, fines, attorneys’ fees and other amounts paid in settlements incurred by such person, subject to certain exclusions.

Item 7.     Exemption from Registration Claimed.

                 Not applicable.

Item 8.     Exhibits.

Exhibit Number	Document Name

5	Opinion of Gordon Yamate, Esq.

23.1	Consent of Gordon Yamate, Esq. (included in Exhibit 5 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney.

99	Compensation Plan for Nonemployee Directors, as amended.

Item 9.     Undertakings.

                 (a)     The undersigned Registrant hereby undertakes:

                           (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                     (i)       to include any prospectus required by Section 10(a)(3) of the Securities Act;

                                     (ii)      to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective Registration Statement;

                                     (iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                           (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on November 26, 2003.

KNIGHT-RIDDER, INC.

By:	/s/ Carlos Abaunza

Carlos Abaunza
Vice President/Controller

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ P. Anthony Ridder*	Chairman of the Board	November 26, 2003
Chief Executive Officer
P. Anthony Ridder	(Principal Executive Officer)

/s/ Gary R. Effren	Chief Financial Officer	November 26, 2003
Senior Vice President
Gary R. Effren	(Principal Financial Officer)

/s/ Carlos Abaunza	Vice President	November 26, 2003
Controller
Carlos Abaunza	(Principal Accounting Officer)

/s/ Kathleen Foley Feldstein*	Director	November 26, 2003

Kathleen Foley Feldstein

/s/ Thomas P. Gerrity*	Director	November 26, 2003

Thomas P. Gerrity

/s/ Ronald D. Mc Cray*	Director	November 26, 2003

Ronald D. Mc Cray

/s/ Patricia Mitchell*	Director	November 26, 2003

Patricia Mitchell

/s/ M. Kenneth Oshman*	Director	November 26, 2003

M. Kenneth Oshman

/s/ Vasant Prabhu*	Director	November 26, 2003

Vasant Prabhu

/s/ Gonzalo F. Valdes-Fauli*	Director	November 26, 2003

Gonzalo F. Valdes-Fauli

/s/ John E. Warnock*	Director	November 26, 2003

John E. Warnock

*     Constitutes all members of the Registrant’s Board of Directors.

INDEX TO EXHIBITS

Exhibit Number	Document Name

5	Opinion of Gordon Yamate, Esq.

23.1	Consent of Gordon Yamate, Esq. (included in Exhibit 5 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney.

99	Compensation Plan for Nonemployee Directors, as amended.